UNITED STATES

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WEGENER CORPORATION

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[WEGENER CORPORATION LETTERHEAD]

October 19, 2005

To the Stockholders of Wegener Corporation:

This communication is from the Board of Directors of Wegener Corporation (“Wegener” or “the Company”) to our stockholders and responds to the allegations and arguments contained in the letter of September 29, 2005 addressed to the Board by David Wright on behalf of Henry Investment Trust, L.P., filed with the Securities and Exchange Commission.

Communications with Mr. Wright

Mr. Wright accuses the directors of ignoring him when he attempted to communicate with the independent directors of the Company, and accuses the directors of indifference towards the Company’s historical operating results and future prospects. The Board of Directors believes these accusations are false and are intended to promote the goals expressed in his letter of either replacing management or selling the Company.

Mr. Wright contacted Mr. Placek and Mr. Woodbury in July 2005 and in those conversations requested that he be permitted to speak with the independent directors of Wegener. Mr. Placek and Mr. Woodbury communicated this request to the Board on August 1, 2005 and, as soon as practicable thereafter, on August 8, 2005, the independent directors had a telephone conference call with Mr. Wright during which Mr. Wright presented his concerns and complaints to the independent directors. Following a discussion among the directors of the substance of the telephone call with Mr. Wright, and at the direction of the independent directors, Mr. Wright was informed in writing that the Board of Directors heard and understood Mr. Wright’s concerns, and with respect to certain issues, the directors shared Mr. Wright’s concerns. Mr. Wright was also informed that the Board of Directors was working to address the Company’s performance issues and would take such actions as it deemed appropriate in that regard.

Again at the request of Mr. Wright, Phylis Eagle-Oldson, one of the Board’s independent directors and Chairperson of the Audit Committee, had another conversation with Mr. Wright on September 21st, during which Mr. Wright stated emphatically that he wanted the Board to elect him as a director. Mr. Wright further stated that if the Board of Directors “could not” replace senior management, then the Company should be put up for sale. Ms. Eagle-Oldson tried to explain to Mr. Wright that management of the Company was in the critical phases of strategic planning with the assistance of independent professional consultants and that this process must necessarily be completed before the Board of Directors would make any decisions regarding the future direction of the Company. Upon reflection, Mr. Wright telephoned Ms. Eagle-Oldson on September 22nd and assured Ms. Eagle-Oldson that he would allow the Board of Directors to hold its previously scheduled meeting on September 28, 2005 without interference. Mr. Wright requested Ms. Eagle-Oldson to call him on September 29th, which Ms. Eagle-Oldson agreed to do. On the morning of September 28, 2005 and prior to the convening of the Board meeting, Mr. Wright made a telephone call to the Company asking that Ms. Eagle-Oldson speak with him before the Board meeting. Ms. Eagle-Oldson was unable to respond to this request prior to the Board meeting and during the Board meeting, Mr. Wright again telephoned the Company and left a message for Ms. Eagle-Oldson that “all prior understandings are cancelled,” thereby not even honoring his previous telephone conversation with Ms. Eagle-Oldson on September 22nd. Mr. Wright’s letter was delivered to the Company on September 29th without any further contact with a director of the Company.

Based upon Mr. Wright’s pattern of behavior, and although there have been courteous discussions between members of management, the Board and Mr. Wright, we believe Mr. Wright’s plan of action will not be in the best interests of the stockholders of Wegener. The Board of Directors believes that Mr. Wright has no intention of allowing Company management to complete its strategic planning process, or allowing the Board of Directors time to evaluate such plan and its execution prior to his implementing his own plan, which the Board of Directors believes is to sell the Company.

The Business of Wegener

In his letter, Mr. Wright did not present a complete account of the operations of the Company. Mr. Wright is correct that a significant amount of the Company’s resources have been allocated to the R&D of technology but Mr. Wright fails to point out that if the necessary R&D expenses had not been allocated to develop the new products introduced over the past five years, in all probability Wegener would not be a viable company today. If management had followed Mr. Wright’s suggestions that the R&D expenses should have been substantially curtailed, your Board believes that stockholders’ equity would have been eroded quite substantially and possibly entirely. Have improvements been needed in the product development processes of the Company? Yes, this has been recognized and is being corrected.

Technology by its nature is cyclic and product cycles continue to shorten. Wegener’s primary market focus over the past 12 years has been on digital video networks. These networks have primarily used the MPEG-2 standards for highly efficient video compression. However, technology has moved on and even more efficient compression standards have been evolving. Collectively known as MPEG-4/ H.264, the new technology will be ready for deployment over the next year. IPTV (Internet Protocol Television) is also an important technology going forward and significant development of that technology has been accomplished.

Wegener’s revenues from MPEG-2 equipment has been declining, which is expected as a technology matures. Late in the cycle, declining volume and margins are normal. To counter that trend, Wegener has over the last five years increased R&D spending to develop not only the next generation of basic technology for the next cycle, but bridge products such as the iPump™ System, High Definition Television products, and the NAVE IIc encoder to augment revenues and establish the Company in new product areas for future revenue growth.

In fiscal 2005, over 90% of Wegener revenues were produced by product and system sales. Product and system sales attributable to products first produced during the past five years were more than 95% of product and system sales. iPump™ related sales were 34% of product and system sales. While we did not achieve the revenue growth from these products that we expected in fiscal 2005, revenues did increase 21% in fiscal 2005 compared to fiscal 2004. Momentum is now starting to build for these new products.

At the midpoint of the current fiscal quarter, $8.0 million in new orders have been booked, as compared to less than $2 million at the same point in the first quarter of fiscal 2005, and approximately $1 million in the first quarter of fiscal 2004. Press releases on these new orders will be issued when and if customer approval is obtained. Of these orders, 97% are attributable to products first produced during the past five fiscal years. Four significant orders were received from two radio networks, a government agency, and a private network. iPump™ systems accounted for more than 90% of these orders. Additionally, within this time frame, initial orders for the SMD-515 High Definition MPEG-4/H.264 settop box have been received. Wegener is ahead of the competition on the development of this new product for the Telco market, which potentially offers great opportunity for the Company.

These new orders bring the 18-month backlog to approximately $18.0 million as of the date of this letter, up from approximately $12.5 million and $12.9 million at the midpoint of the first quarters of fiscal 2005 and fiscal 2004, respectively. Total backlog is approximately $30.5 million, up from approximately $21.8 million and $24.7 million at the midpoint of the first quarters of fiscal 2005 and fiscal 2004, respectively. These new orders are scheduled to begin shipping in the first quarter of fiscal 2006 and continue throughout the fiscal year and beyond. Management is actively pursuing opportunities to increase shippable bookings needed to achieve revenue goals for the first half of fiscal 2006 as well the second half of fiscal 2006 and beyond. Due to the needed shippable bookings for the first half of fiscal 2006, it is likely that Wegener will have an operating loss for that period. We are not satisfied with this situation and management is working hard to improve near term bookings. Management believes that Wegener will be successful in booking a sufficient amount of new orders to enable the Company to achieve profitability for the total fiscal year 2006.

Mr. Wright has criticized the expenditure of R&D that was necessary to develop the iPUMP™ System, HDTV products, and next generation compression and transmission technology, but the Board continues to be optimistic that increased revenues will be produced from sales of this technology in the coming years, as is evidenced by the recent momentum in order activity. Had management of the Company followed the recommendations of Mr. Wright and substantially curtailed its R&D expenditures, it is highly likely that many of these new orders would not have happened. The Board believes that Mr. Wright fails to understand the internal operations of the Company.

Your Board agrees with Mr. Wright that the ratio of R&D expenditures to revenues is unacceptably high. A number of companies in comparable businesses are experiencing a high R&D expenditures/revenues ratio, but your Board is nevertheless working closely with management to reduce this ratio for the Company. However, the Board strongly disagrees with

Mr. Wright that the proper procedure to reduce the ratio is to drastically reduce R&D expenditures. To the contrary, the proper way to correct this ratio imbalance is to increase revenues. Revenue growth is an issue that challenges many emerging high tech companies, including Wegener. Mr. Wright is not aware of products that are being developed by the Company, which have not been publicly announced, which management believes will increase revenues in the future. The development of products has required substantial R&D expenditures, without which the Company would not be in a position to anticipate revenue growth. Your Board recognizes that it is not the ratio of R&D expenses/revenues that is solely important; it is the production of revenues, along with proper cost controls by the Company, that will make the Company profitable in the future, not simply the curtailment of R&D expenditures.

Operational Improvements

Over the past two years, senior management has been developing a much stronger executive team to focus on persistent problems in our operations. Specifically, sharper focus has been brought to bear in the areas of: execution of product development projects in a more focused and cost effective manner; improvement of our strategic planning processes with an emphasis on improving marketing data input to the process; improvement of sales effectiveness with additional training and new personnel; and a renewed focus on the customers we serve and our value proposition to them.

The Company has made improvements in its product development processes that will allow products to be developed, properly tested, and released to the marketplace in a more timely manner. This is essential to improved growth for Wegener. Improvements have also been made in ensuring that the proper feature sets are being focused on for new products. This too is critical.

We have recently hired a very experienced and successful Vice President of Sales. He is a proven executive with experience in understanding current markets and opening new opportunities for growth. Other changes have been made in the sales team. Order momentum is building on our iPump™, Settop and other products. Do we have a lot of hard work ahead to make fiscal 2006 profitable? Yes, we do. We believe the proper things are happening to make our return to profitability a reality.

We are working with our outside strategic planning consultants to assist us in improving operations and to develop additional markets and opportunities for our products. We completed an initial review of our operations that resulted in a reduction in our workforce during the last week of fiscal 2005. We are continuing to monitor costs in relation to bookings. At this time, we believe additional cutbacks would be detrimental to achieving needed revenue growth.

Option Grant to Mr. Placek

Mr. Wright attacks the option grant to Mr. Placek approved by the Compensation Committee in July 2005. The grant was unrelated to management’s performance and was specifically tied to a piece of Company history which was explained to Mr. Wright on more than one occasion once he made his inquiry about the option grant. In 1995, the Company found itself in a very serious cash shortfall situation, and had no commercial alternatives to improve its cash position. Mr. Placek personally sold a substantial block of his stock and loaned the proceeds of the sale to the Company to alleviate its cash needs. In an attempt to enable Mr. Placek to eventually restore his ownership position, Mr. Placek was granted an option to purchase 153,000 shares of Wegener stock. That option expired unexercised in early 2005, because Mr. Placek believed that he would need to sell stock in order to pay the exercise price and that the downward pressure his sale (or sales) would put on the Company’s stock price would be detrimental to the Company’s stockholders. Therefore, he did not exercise the option but let it expire unexercised even though the market price of the Wegener shares was well above the exercise price of the option. After careful consideration of the history of the sales transaction by Mr. Placek in 1995 and with the overriding purpose of ultimately allowing Mr. Placek to restore his ownership position and regain the shares that he never wanted to sell in the first place (but did so for the benefit of the Company), the Compensation Committee approved the recent option grant to Mr. Placek. Your Board believes that giving Mr. Placek an opportunity to return his stock ownership to the level it was before he sold shares in 1995 in order to provide the private funding for the Company that enabled it to continue as a viable business, was a fair and equitable action of the Compensation Committee and places all stockholders in the same position they would have been had the Company been able to obtain independent financing in 1995 and Mr. Placek had been able to retain his shares.

Mr. Wright states in his letter that he is “confident” that stockholders will be “disgusted” when they become aware of the “peculiar history and circumstances surrounding this option grant.” The Compensation Committee does not believe that the history and circumstances related to this option grant are peculiar at all, but are explainable and rationally related to the “history,” and further believes that Wegener stockholders will understand the purpose of the grant. In conversations with Mr. Woodbury, this history and purpose was explained to Mr. Wright.

Corporate Governance

Mr. Wright lists a number of items in his letter which he refers to as “poor corporate governance practices.” In our view, his overriding desire is to pressure the Board of Directors immediately to redeem or rescind the existing Shareholder Rights Plan (or “poison pill”) which was adopted in 2003 to defend the Company against the hostile tender offer by Radyne. It appears to the directors, including the independent directors, that Mr. Wright’s real motives are at best suspicious, and at worst a clear signal that the goal in all of his activities is to orchestrate a sale of the Company, whether or not such a sale is really in the best interests of Wegener and all of its stockholders (not just Mr. Wright’s investment partnerships). The adoption of a shareholder rights plan without stockholder approval is recognized as an appropriate response to a takeover threat such as was raised by Radyne.

The classified Board of Directors of Wegener has been in existence since the Company went public. The Company’s Bylaws and the methodology for changing the Bylaws are consistent with many, if not most, Delaware corporations. And while it is not universally the case, other “practices” cited by Mr. Wright, including no quarterly earnings conference calls, the combined Chairman and Chief Executive Officer position and the number of “inside” directors on the Board, are not unusual at companies the size of Wegener.

Mr. Wright suggests in his letter that the Board of Directors is unwilling to add new independent directors and presents his case supporting his request that he be promptly elected to the Board. Mr. Wright has been informed that the Board is receptive to adding one or more industry-experienced independent directors who understand Wegener’s business and understand the industry in which Wegener operates, and the directors have been actively searching for such a candidate. Mr. Wright has served on two other public company boards in the past four years, and in both cases he was elected during or as a result of a proxy contest and, in one case, the company on whose board he served was sold within one year of his election.

Your Board has been and continues to look for additional Board members who would be constructive and would contribute to the overall management of the Company. The Board does not believe that it is in the best interest of the stockholders and the Company to add Mr. Wright to the Board of Directors. Mr. Wright has publicly stated that his goals are to change the composition of the Board, replace management, remove provisions of the bylaws and charter that make it easier for raiders to successfully complete a hostile takeover, change internal operations, make other abrupt and inappropriate changes to the structure of the Company and orchestrate a sale of the Company. While your Board believes that change is appropriate for Wegener, it does not believe that abrupt and inappropriate change is beneficial to stockholders.

Conclusion

We understand and share the feelings of frustration and disappointment that our stockholders feel over the performance of Wegener in recent years and we recognize the poor perception that many have of the Company. However, we disagree with Mr. Wright that the only solutions are to change management or sell the business, as Mr. Wright argues in his letter. On the contrary, we do not believe that it is in the best interest of stockholders, at the present time, either to change management or to sell the Company. The present management of the Company is well respected in the high tech industry, is essential to the continued growth of the Company and is needed to continue the development of products and business that is in progress and very promising.

Two years ago management was given a strong vote of confidence in a failed hostile takeover attempt by Radyne. It is true that the projections the Company had at that time have not yet been fulfilled. Management and the Board are unwilling to allow poor performance to continue. Some stockholders feel that the Company needs to improve its stockholder communications. We agree and will ensure that it is done. The Board will continue to monitor progress against the strategic plan of the Company.

Each of us understands our fiduciary obligations to the Company and to you, our stockholders, including the duty of care and the duty of loyalty. We will continue to fulfill and honor those obligations. We ask our stockholders to carefully consider Mr. Wright’s true agenda before making a decision to support him. It is our fundamental belief that Mr. Wright’s presence on the Board, with a preconceived agenda that we believe will not produce the highest return to Wegener stockholders, is truly wrong for Wegener and its future growth and success.

Sincerely,

The Board of Directors of
Wegener Corporation

Wendell H. Bailey	Joe K. Parks
Phylis A. Eagle-Oldson	Robert A. Placek
Thomas G. Elliot	C. Troy Woodbury, Jr.
Ned L. Mountain

This letter constitutes soliciting material under SEC Rule 14a-12. Wegener Corporation, and its Board of Directors, including Wendell H. Bailey, Phylis A. Eagle-Oldson, Thomas G. Elliot, Ned L. Mountain, Joe K. Parks, Robert A. Placek and C. Troy Woodbury, Jr., are participants in this solicitation. You may obtain information regarding the identity of each participant and a description of each participant’s direct or indirect interest in the solicitation from the definitive proxy statement of Wegener Corporation that will be mailed to you prior to the annual meeting of stockholders.

We urge you to read the proxy statement when it is available because it contains important information. At the time of the filing of the proxy materials with the SEC, you will be able to obtain the proxy statement and any other soliciting materials for free at the SEC’s website at www.sec.gov. You may also obtain for free a copy of the proxy statement and the other soliciting materials by contacting Innisfree M&A Incorporated at 1-888-750-5834.

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